SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 13, 2010

Health Enhancement Products, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30415	87-0699977
(Commission File Number)	(I.R.S. Employer Identification No.)

7740 East Evans Rd., Suite A100, Scottsdale, AZ 85260
(Address of Principal Executive Offices) (Zip Code)

(480) 385-3800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .

material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers

On August 13, 2010, Stephen J. Warner was appointed a member of the board of directors of the Registrant, to serve as such until the next annual meeting of stockholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal.   The newly constituted Board of Directors of the Registrant now consists of Mr. Warner, Janet L. Crance and John Gorman.

The Registrant has agreed to grant Mr. Warner warrants to purchase 200,000 shares of the Registrant’s common stock at an exercise price of $.225 per share for a term of three years. The warrants were fully exercisable on the grant date and not subject to any vesting requirements.

Mr. Warner is a member of the board of directors of the following companies:    Dyadic International, Inc. (biotechnology) (since 2004), Gulfstar Energy Corporation (gas pipeline) (since 2010), Rock Energy Resources  (Oil&Gas) (since 2008), Search Transport Industries (specialty lubricants) (since 2008) and UCT Coatings, Inc. (metal finishing  technology) (since 2001), and is an Advisor/Investment Committee member – Seraph Group (since 2005). Mr. Warner co-founded Crossbow Ventures Inc. (“Crossbow”) in 1998 and was a managing director from 1998 to 2008.  Crossbow managed $100 million of private equity money and $60 million  of U.S. Government (SBA) funds through a licensed SBIC.  Crossbow invested in early and expansion stage technology companies in Florida and the Southeast.  Previously, Mr. Warner was founder and CEO Merrill Lynch Venture Capital Inc. which managed over $250 million. In this capacity, Mr. Warner has directly participated in over 100 venture capital transactions.

Mr. Warner graduated from the Massachusetts Institute of Technology and the Wharton School of Business at the University of Pennsylvania.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2010	HEALTH ENHANCEMENT PRODUCTS, INC.

By /s/Janet L. Crance
Janet L. Crance, Chief Administrative Officer